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                                                                                EXHIBIT 11

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           Computations of Basic Earnings Per Share and Diluted Earnings Per Share

                          For the Five Years Ended December 31, 1998
                       (Millions of Dollars, except per share amounts)

                                                              1998           1997        1996           1995      1994 (1)

Net Income                                                  $    1,255    $     1,072   $      906    $       750   $      585

ESOP Convertible Preferred Stock dividend                          (33)           (32)         (30)           (27)         (22)

Basic earnings for period                                   $    1,222    $     1,040   $      876    $       723   $      563

ESOP Convertible Preferred Stock adjustment                         28             27           24             21           17

Diluted earnings for period                                 $    1,250    $     1,067   $      900    $       744   $      580


Basic average number of shares outstanding during the
period (thousands)                                             227,767        234,443      241,454        245,642      251,077

Stock awards (thousands)                                         5,972          5,878        4,877          2,975        2,630
ESOP Convertible Preferred Stock (thousands)                    13,641         13,234       12,275         10,889        9,285

Diluted average number of shares outstanding during the
period (thousands)                                             247,380        253,555      258,606        259,506      262,992


Basic earnings per common share                             $     5.36    $      4.44   $     3.63    $      2.94   $     2.24

Diluted earnings per common share                           $     5.05    $      4.21   $     3.48    $      2.87   $     2.20




(1)In 1994, the Corporation adopted AICPA Statement of Position (SOP) 93-6, "Employers' Accounting for
  Employee Stock Ownership Plans" and conformed its calculations of earnings per common share to the requirements of this SOP.

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